Exhibit 99.1

INVESTOR RELATIONS REPORT AVAILABLE ON THE WEB AT www.equityresearch.com

5003 Falls of Neuse Road

Raleigh
North Carolina
27609

919-876-8868 ph
919-876-8839 fax

www.equityresearch.com

Symbol: FCCO

Total Assets: $538 MM

HQ: Lexington, SC

Contact:
Joseph G. Sawyer
Chief Financial Officer
(803) 951-2265

First Community Corporation (FCCO-NASDAQ Capital Market)

John A. Howard, CFA
July 21, 2006

Price:		$17.58

52 Wk Range:		$17.11 - $2.50

Div/Div Yld:		$0.24 / 1.4%

Shrs/Mkt Cap (mm):		3.3 / $57

EPS *	2005A:	$1.04

(FY: DEC)	2006E:	$1.16

	2007E:	$1.30

Book Value: **		$18.48

P/E	2005A:	16.9	x

	2006E:	15.2	x

	2007E:	13.5	x

Price/Book Value: **		0.95	x

* EPS are diluted.

** Tangible book value is $8.49, price to tangible book value is 2.07 times

Background

First Community Corporation (“the Company”) is the holding company for First Community Bank (“the Bank”), a Lexington, South Carolina-based commercial bank that began operations on August 17, 1995.  The Company merged with DutchFork Bancshares, Inc. of Newberry, SC, the parent Company of Newberry Federal Savings Bank, on October 1, 2004, and acquired DeKalb Bankshares, Inc. of Camden, SC, the parent Company of The Bank of Camden, in the second quarter of 2006.  As of June 30, 2006, First Community Corporation had $538 million in assets.  Including the Newberry Federal Savings Bank branches, the Company has eleven full-service offices located in Lexington, Red Bank, Forest Acres, Irmo, Cayce-West Columbia, Gilbert, Chapin, Northeast Columbia, Prosperity, Camden and Newberry (two).  First Community offers a wide-range of traditional banking products and services for professionals and small- to medium-sized businesses, including consumer and commercial, mortgage, brokerage and investment and insurance services.  The Company also offers online banking to its customers.  The Company’s stock trades on the NASDAQ Capital Market under the symbol FCCO.

2nd Quarter Results:

EPS: $0.29 vs. $0.24

Earnings benefited from much higher noninterest income, although net interest income also contributed tot eh increase

Solid average earning asset growth more than offset the compression in margins

Margins should benefit from ongoing reallocation of earning assets and the reduction of funding costs at DeKalb

Second Quarter Earnings Were Up 27% and Were Better Than Expected

First Community Corporation reported second quarter results that were slightly better than we had been projecting.  Additionally, the Company continued to report solid balance sheet growth, and asset quality remained excellent.  Also, late in the second quarter, the transaction with DeKalb Bankshares closed, boosting the Company’s total assets to more than $500 million. In sum, it was a solid quarter for the Company.  Net income increased 27% to $901,000, or $0.29 per diluted share, from $707,000, or $0.24 per diluted share, for the year-ago quarter.  The strength in earnings was mainly attributable to much better than expected comparisons in noninterest income, although higher net interest income also contributed to the earnings improvement.  The solid average earning asset growth (up 11%) was partly offset by a 21 basis point compression in the net interest margin, which declined to 3.30% in 2006’s second quarter from 3.51% in the year-ago period.

The net effect of the margin compression and the earning asset growth was that net interest income grew 6% to $3,470,000 for the second quarter of 2006, compared to $3,259,000 for the year-ago quarter.  While we expect the margin compression to continue for another quarter or two, we believe margins will begin recovering in the last half of the year, partly from management’s strategy of reducing funding costs at DeKalb, which has historically been more dependent upon higher-cost wholesale funding sources and jumbo CDs.  Our estimates indicate that DeKalb’s funding costs were typically at least 50 basis points higher than those of First Community’s.  Replacing DeKalb’s higher cost funding sources should not be inordinately difficult for First Community given its ability to grow core deposits (organic growth in core deposits was nearly $41 million, or 14%, over the past 12 months).  Another strategy for sustaining margins is the ongoing reallocation of earning assets from investments to loans.

While higher net interest income contributed to the earnings growth, the primary driver of the higher profitability was the growth in noninterest income.  As can be seen from the adjacent chart, noninterest income growth has been quite strong since the fourth quarter of 2005, when the Bank introduced an overdraft protection plan.

Six Month Results:

EPS: $0.57 vs. $0.50

Noninterest income increased 99%, excluding gains and losses on the sale of securities

While First Community’s return on equity is lower than peers, its return on tangible equity is considerably higher

The shares trade at a discount based on price to earnings, and it pays a cash dividend, whereas most SC community banks do not pay a cash dividend

For the six months ended June 30, 2006, net income was $1,738,000, or $0.57 per diluted share, versus $1,487,000, or $0.50 per diluted share, for the year-ago period.  Net interest income was up 6% to $6,797,000, while noninterest income increased 99% to $2,348,000, excluding gains and losses on the sale of securities.  Noninterest expense was up 12% to $6,352,000.  Finally, we would note that the increase in earnings was achieved despite an increase in the provision for loan losses ($248,000 versus $138,000).

Peer Group Comparison

We have included some comparative peer data for First Community in the table below.  While First Community had a lower return on average equity than the 20 South Carolina peer institutions, its return on average tangible equity was considerably higher.  Additionally, from an asset quality standpoint (not shown in the table but discussed in the following paragraph), it likewise compares favorably to the typical South Carolina community bank.  From a valuation standpoint, FCCO’s shares trade at a material discount based on its price to trailing 12-month earnings, which we would argue is the most relevant valuation measure that we considered.  While it trades at a steep discount to the group based on price to book value (which is less relevant given its larger amount of goodwill relative to the group), it trades at a premium to the group based on price to tangible book value.  Finally, FCCO shares pay a dividend, while the typical SC community bank does not pay a dividend.  Our conclusion from this analysis is that, on balance, the shares are attractively valued.

	ROAE*	ROATE*	P/E LTM		P/ BV		P/TBV		Div. Yield
FCCO	6.72%	14.02%	15.7	x	0.95	x	2.07	x	1.37%
SC Peer Median	10.58%	11.89%	18.1	x	1.85	x	1.85	x	0.00%

* Most recent quarter.

Stock buyback announced, which should support shareholder value

Asset quality is excellent

NPAs/assets: 0.01%

Reserves/loans: 1.19%

EPS:

2005A: $1.04

2006E: $1.16

2007E: $1.30

Stock Repurchase Plan Announced

At the end of the second quarter, First Community’s Board announced that it had adopted a stock repurchase plan authorizing it to repurchase up to 150,000 shares, or about 4.5% of its outstanding shares.  Given the relative value of the shares (as discussed above), we believe the buyback is an excellent strategy for building shareholder value.

NPAs Continue to Decline

First Community’s nonperforming assets declined to $72,000 at June 30, 2006, or 0.01% of assets, down from $911,000, or 0.20% of assets, at June 30, 2005.  The median ratio of NPAs to assets for the Company’s 20 peer institutions was 0.11%.  The allowance for loan losses was $3.1 million at June 30, 2006, up from $2.7 million at the year-ago date.  As a percentage of loans held for investment, the allowance was 1.19% at June 30, 2006.

Projections

While results were above expectations in the second quarter, we are leaving our projections for 2006 and 2007 unchanged.  We project earnings of $3.6 million, or $1.16 per diluted share, for 2006, and $4.3 million, or $1.30 per diluted share, for 2007.  For stock quotes or to download an online version of this report, please visit Equity Research Services’ web site at www.equityresearch.com. Additional information can be obtained from the Company’s web site at www.firstcommunitysc.com.

ADDITIONAL INFORMATION UPON REQUEST

Copyright © 2006 Equity Research Services, Inc.  All rights reserved.  This material is for your information only and is not a solicitation, or an offer, to buy or sell securities mentioned.  Equity Research Services, Inc. (“ERS”) is a firm involved in financial advisory, equity research, valuation and investor relations services.  All reports generated by ERS for the purpose of investor relations are designated “Investor Relations Report,” and ERS receives a fee (from the company whose securities are described) for producing such reports.  ERS may also act in a financial advisory role to the company.  The information contained herein has been obtained from sources we believe reliable but in no way is guaranteed by us.  Furthermore, this report contains forward-looking statements and projections that are based on certain assumptions and expectations.  Accordingly, actual results may differ considerably from those reflected in this report due to such factors as those that are listed in the Company’s SEC filings.  Any non-factual information in the report is our opinion and is subject to change without notice.